UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2006

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 29, 2006, St. Jude Medical, Inc. entered into a settlement agreement with Boston Scientific Corporation resolving the following litigation matters between the companies and certain of their affiliates:

1.	Pacesetter, Inc. et al. v. Cardiac Pacemakers, Inc. et al., Case No. 02-1337 DWF/SRN (D. Minn.);

2.	Cardiac Pacemakers, Inc. et al. v. St. Jude Medical, Inc. et al., Civil Action No. 04-1016 JMR/FLN (D. Minn.);

3.	Pacesetter, Inc. et al. v. Intermedics, Inc. et al., Case No. CV 06-3166 GHK(FFMx) (C.D. Cal.); and

4.	Advanced Neuromodulation Systems, Inc. v. Advanced Bionics Corp., Civil Action No. 4:04cv131 (E.D. Tex); Advanced Bionics Corp. v. Advanced Neuromodulation Systems, Inc., Civil Action No. 4:04cv131 (E.D. Tex.); and the Advanced Neuromodulation Systems, Inc. v. Advanced Bionics Corp. arbitration.

Under the settlement, St. Jude Medical and Boston Scientific have also agreed to parameters limiting how the following pending litigation cases will proceed:

1.	Cardiac Pacemakers, Inc. et al. v. St. Jude Medical, Inc. et al., Civil Action No. 1-96-cv-1718 DFH/TAB, (S.D. Ind.) (the “Indiana case”); and

2.	Guidant Corp. et al. v. St. Jude Medical, Inc. et al., Civil Action No. 04-0067-SLR (D. Del.) (the “Delaware case”).

These parameters involve St. Jude Medical giving up certain defenses previously available to it in these cases, in exchange for Boston Scientific’s agreement not to pursue certain claims and damage theories.

The most significant of the parameters Boston Scientific has agreed to for these unresolved cases are:

•

The plaintiffs in the two remaining cases will no longer pursue claims for lost profits and will not be able to receive a royalty in excess of 3% of the net sales revenue from any sales found to infringe an asserted patent.

•	The plaintiffs will also not be eligible to receive prejudgment interest in either of the two cases that remain unresolved.

•	The plaintiffs in the Delaware case will not further pursue an injunction until all appeals have been exhausted and any judgment of infringement is final and no longer appealable.

The most significant of the parameters St. Jude Medical has agreed to for the two unresolved cases are:

•

Defendants will not further pursue defenses for “no error,” “intervening rights,” and “claims splitting” in the Delaware case, a fraud claim in the Indiana case, or a defense in that case based upon certain alleged misconduct by Boston Scientific’s Guidant affiliate and one of Guidant’s former experts in the litigation.

•	Defendants will forego any claims for attorneys’ fees.

Boston Scientific affiliates have a license from Mirowski Family Ventures (MFV) to patents which are being asserted against St. Jude Medical in the Indiana and Delaware cases noted above, and MFV is a co-plaintiff in both the Indiana and Delaware cases.

In connection with its settlement discussions of those two cases with Boston Scientific, St. Jude Medical obtained permission to enter into discussions with MFV seeking to resolve the Indiana and Delaware cases. St. Jude Medical’s efforts at negotiating a resolution of those cases with representatives of MFV were unsuccessful. However, as part of the July 29, 2006 settlement agreement with St. Jude Medical, Boston Scientific has agreed to provide St. Jude Medical with a license to the MFV patent portfolio, and dismiss the Delaware and Indiana cases for no royalty or other consideration payable to Boston Scientific, if MFV reaches a settlement of the Indiana and Delaware cases with St. Jude Medical in the future.

Through these agreements, St. Jude Medical has limited its exposure in the two unresolved cases. Moreover, although St. Jude Medical has agreed not to proceed with certain defenses in those cases, St. Jude Medical intends to continue to vigorously defend against the remaining claims on non-infringement and invalidity grounds.

In the agreements, Boston Scientific has granted St. Jude Medical an option to obtain a non-exclusive, worldwide sublicense to the MFV patent portfolio upon notice by St. Jude Medical, provided that St. Jude Medical complies with the terms of the license Boston Scientific affiliates have with MFV (and Boston Scientific makes no payments on behalf of St. Jude Medical).

In addition to the litigation-related matters described above, St. Jude Medical and Boston Scientific have, as part of their agreements, agreed to a worldwide, royalty-free cross license, with certain limitations, of the cardiac rhythm management (CRM) patent portfolios held by the companies. With certain limited exceptions, CRM patents having a priority date on or before July 29, 2006 will be cross licensed. St. Jude Medical is excluding patents concerning certain cardiac pressure-sensing technology not presently incorporated into its devices from the immediate cross license, and Boston Scientific is excluding patents involving certain communication technologies from the immediate cross license.

St. Jude Medical and Boston Scientific have also agreed to a world-wide, royalty-free cross license, with certain limitations, of the patents involved in the Advanced Neuromodulation Systems, Inc. and Advanced Bionics Corporation litigation noted above.

Under the settlement, St. Jude Medical and Boston Scientific have further agreed to terminate the Distribution Agreement between Boston Scientific and Advanced Neuromodulation Systems, Inc. for the Japanese market which those companies entered into in June 2002.

Certain covenants not to sue are also part of the settlement agreements between St. Jude Medical and Boston Scientific.

On July 31, 2006, St. Jude Medical and Boston Scientific issued a joint press release concerning the settlement. A copy of the joint press release is furnished as Exhibit 99.1 to this report.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Joint press release issued by St. Jude Medical, Inc. and Boston Scientific Corporation on July 31, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:	July 31, 2006	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Joint press release issued by St. Jude Medical, Inc. and Boston Scientific Corporation on July 31, 2006.